FORM 4                                              OMB APPROVAL
                                                    ----------------------------
                                                    OMB NUMBER:  3235-0287
                                                    Expires:  February 1, 2001
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                                                    hours per response.....1.0
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may
    continue. See instruction 1(b).

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

   Clemens                          Peter               A.
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   (Last)                           (First)             (Middle)

   C/o Halsey Drug Co., Inc. 695 N. Perryville Rd. Bldg. 2
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                                    (Street)

   Rockford,                        Illinois             61107
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Halsey Drug Co., Inc.         Symbol: HDGC
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     07/02

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Vice President & Chief Financial Officer

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4, and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (over)

*    See footnote 2 on Table II
                            (Print or Type Responses)

SFC 1474 (3/91)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
5% Convertible
Senior Secured        1.34                                                                74,626
  Debentures           (6)  3/10/98    A        (1)          3/10/98  3/15/03  Common      (6)                       D
                                                                               Stock
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                     $1.34                                                                11,028
   Warrants            (6)  3/10/98    A        (1)          3/10/98  3/15/05  Common      (6)                       D
                                                                               Stock
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   Warrants         $2.279  3/10/98    A        (1)          3/10/98  3/15/05  Common     10,526                     D
                                                                               Stock
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5% Convertible
Senior Secured       $1.34                                                                17,938
  Debentures           (6)  6/12/98    A        (2)          6/12/98  3/15/03  Common      (6)                       D
                                                                               Stock
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                     $1.34                                                                2,718
   Warrants            (6)  6/12/98    A        (2)          6/12/98  3/15/05  Common      (6)                       D
                                                                               Stock
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   Warrants         $2.279  6/12/98    A        (2)          6/12/98  3/15/05  Common     2,530                      D
                                                                               Stock
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Non-qualified
Stock Options       $2.375  2/19/98    A                       (3)    2/19/08  Common    300,000                     D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures       $1.1312   4/1/99    A        (5)           4/1/99  3/15/03  Common     1,370                      D
                                                                               Stock
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Non-qualified
Stock Options       $1.125  4/12/99    A        (4)          4/12/00  4/12/09  Common    100,000                     D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures       $2.4250   7/1/99    A        (5)           7/1/99  3/15/03  Common      647                       D
                                                                               Stock
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Non-qualified
Stock Options       $1.875  2/17/00    A        (4)          2/17/01  2/17/10  Common    125,000                     D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures        $1.722   4/1/00    A        (5)           4/1/00  3/15/03  Common      923                       D
                                                                               Stock
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Non-qualified
Stock Options      $1.1125  6/29/00    A        (4)          6/29/01  6/29/10  Common    100,000                     D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures       $1.1125   7/1/00    A        (5)          7/01/00  3/15/03  Common     1,446                      D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures       $ .9071  10/1/00    A        (5)          10/01/00 3/15/03  Common     1,709                      D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures       $ .6258  01/01/01   A        (5)          01/01/01 3/15/03  Common     2,477                      D
                                                                               Stock

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5% Convertible
Senior Secured
  Debentures         $1.03  04/01/01   A        (5)          04/01/01 3/15/03  Common     1,505
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures         $2.22  07/01/01   A        (5)          07/01/01 3/15/03  Common      698                       D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures         $2.22  10/01/01   A        (5)          10/01/01 3/15/03  Common      698                       D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures         $1.86  01/01/02   A        (5)          01/01/02 3/15/03  Common      833                       D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures         $2.02  04/01/02   A        (5)          04/01/02 3/15/03  Common      767                       D
                                                                               Stock
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5% Convertible
Senior Secured
  Debentures         $1.72  07/01/02   A        (5)          07/01/02 3/15/03  Common      901            758,340    D
                                                                               Stock
====================================================================================================================================

EXPLANATION OF RESPONSES:

(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (11,028 shares of which are presently exercisable at $1.34 per share and 10,526 shares of which are presently exercisable at $2.279 per share).

(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase shares of common stock (2,718 shares of which are presently exercisable at $1.34 per share and 2,530 shares of which are presently exercisable at $2.279 per share.

(3) Options vest quarterly, with 25,000 options vesting every quarter effective May 1, 1998.

(4)  Options vest 25% annually.

(5) Certain quarterly interest payments are paid in the form of convertible debentures.

(6) Adjusted to reflect results of an anti-dilution calculation contained in the instrument.

By:          /s/ Peter A. Clemens                            July 20, 2002
    ---------------------------------------------        -----------------------
     Peter A. Clemens                                            Date
     Signature of Reporting Person


Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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